Exhibit 10.2
LICENSE AGREEMENT
     THIS AGREEMENT (“Agreement”) dated as of August 22, 2000 (the “Effective Date”) by and between Mitchell S. Roslin, M.D., a citizen of the United States of America residing in New York, NY (“Licensor”), and Cyberonics, Inc., a Delaware corporation with offices in Houston, Texas (“Licensee”).
Recitals:
     Licensee is engaged in designing, developing, investigating, testing, and marketing specialized medical devices primarily used or to be used for treating disorders by nervous system stimulation, and owns basic patents related to the use of nerve stimulation for eating, endocrine and other disorders, including patents on the use of vagus nerve stimulation (VNS) to treat obesity;
     Licensor is medical doctor licensed to practice medicine in the State of New York, and is a co-inventor with Burke T. Barrett of Licensee and Ramesh Reddy, M.D. on a United States patent application for bi-lateral VNS for the treatment of obesity, Serial No. 09/346,396, filed on or about July 1, 1999, and/or continuations or divisions thereof, and a PCT counterpart application thereof (collectively, “the ‘396 Application”), the original animal studies for which were initiated by Licensor with participation, assistance, support, advice and devices of Licensee; and
     Licensee and Licensor desire to enter into an agreement under which Licensee will acquire from Licensor the exclusive right and license to practice the inventions) covered by the ‘396 Application to the fullest extent of Licensor’s right, title and interest in and to the invention(s), and in and to all other inventions conceived, made, reduced to practice, owned or controlled by Licensor in the field of nervous system stimulation, on the terms and conditions set forth in this Agreement.
     In consideration of the foregoing recitals, and the mutual undertakings set forth herein, Licensee and Licensor (collectively, “the Parties”) do hereby AGREE AS FOLLOWS:
Article I. Definitions. As used in this Agreement, terms shall have the following meanings:
     1.01 “Confidential Information” shall mean information of Licensee relating to its business plans, experimental products, research or development activities, financial information, identity of customers and key personnel, marketing and distribution, and other transactions, actual or prospective, treated by Licensee as secret and protected as such by confidentiality or nondisclosure agreements or the like and by applicable marking of documents and other tangible items with words indicative of information of confidential or secret content and with applicable notice where the content is communicated orally or visually.
     1.02 “FDA” shall mean the U.S. Food and Drug Administration, which has responsibility under the law for, among other things, establishing protocol for clinical investigation of medical devices and granting Investigational Device Exemption (“IDE”), determining from results of clinical investigation whether a medical device is safe and effective for treating a disease or disorder, and granting Pre-Market Approval (“PMA”) of medical devices.
     1.03 “Invention” shall mean an advance, innovation, discovery, or improvement in a product, process, method, or technique, whether patentable or not, conceived, made, or reduced to practice by Licensor, alone or with others, or owned or controlled in whole or in part by Licensor, at any time during the term of this Agreement, in the field of nervous system stimulation.
     1.04 “Licensed Patents” shall mean United States patent application Serial No. 09/346,396 filed July 1, 1999 in the names of Mitchell Roslin and others for “Treatment of Obesity by Bilateral Vagus Nerve Stimulation”, and all continuations, continuations in part and divisions thereof, all patents issued, reissued, reexamined, and renewed (e.g., by payment of maintenance fees or annuities, as the case may be) thereon, and all counterparts (i.e., corresponding applications and patents) and equivalents (i.e., statutorily protected or designated by status of invention, characterized as other than a patent application or patent) thereof filed or issued in other countries (including but not limited to nationalizations under the Patent Cooperation Treaty (PCT) in the name (with or without others), on behalf, or with concurrence of Licensor; and any and all Inventions, whether or not applications for patent, patents or equivalents are filed thereon, and, if filed, such patent, patents or equivalents. The Licensed Patents as of the Effective Date hereof are set forth in Exhibit A (attached hereto and integrated herein), subject to modification from time to time to add newly arising, filed or issued Licensed Patents as provided herein.
     1.05 “Licensed Products” shall mean any and all products, devices, apparatus, and systems, and “Licensed Methods” shall mean any and all methods, techniques, and processes, covered by any claim(s) of the Licensed Patents.
     1.06 “Net Sales” shall mean gross sales of Licensed Products by Licensee or its sublicensee(s), as the case may be, less taxes and tariffs (by whatever name they may be designated) imposed by governmental authorities on the manufacture, sale, importation, lease or storage of Licensed Products and actually paid by Licensee (or its sublicensee(s)); packing and freight charges (including insurance costs for transportation) actually included in Licensee’s (or its sublicensee’(s’)) invoices for Licensed Products; and credits for returns, discounts, and allowances actually granted by Licensee (or it sublicensee(s)) to customers for Licensed Products. In the event that a Licensed Product is disposed of in a transaction with a third party other than an arms length sale between unrelated parties, the transaction shall be treated and accounted for by Licensee and its sublicensees, as applicable, as a typical sale at the average gross sales price of the Licensed Product by Licensee or the sublicensee, as the case may be, in the market in which such transaction occurred.
     1.07 “License Fee” shall mean a fee paid to Licensee by a sublicensee for the privilege of receiving a sublicense, which is neither based on Net Sales by the sublicensee nor deductible from royalties paid or payable to Licensee by the sublicensee for its Net Sales.
Article II. Grant of License.
     2.01 Exclusive License. Licensor agrees to grant and hereby does grant to Licensee the exclusive worldwide right and license to all of Licensor’s rights in and to the Licensed Patents, including but not limited to the exclusive worldwide right and license to make, have made, use, sell, import, export and otherwise dispose of the Licensed Products, and to practice the Licensed Methods.
     2.02 Right to grant Sublicenses. The license granted to Licensee hereunder shall include the exclusive right to grant sublicenses to third parties for the exercise of any or all of the rights granted in the Licensee’s license in any territory constituting a country, portion of a country, or countries of the world.
Article III. Royalties; Advances; Audit.
     3.01 Royalties.
     (a) Licensee shall pay Licensor Royalties at the royalty rate specified in Exhibit B applied to (i) Net Sales of Licensed Products by Licensee and its sublicensees and (ii) any License Fees received by Licensee on account of sublicenses.
     (b) Royalties shall be deemed earned when sales are made, but shall be due and payable quarterly in United States dollars, within 90 days after the end of the fiscal quarter of Licensee in which the applicable sales were made. Only one Royalty shall be due per Licensed Product sold, regardless of the number of Licensed Patents and/or claims that may apply or the number of times a Licensed Product may be used to practice Licensed Methods.
     (c) With each quarterly payment of Royalties, Licensee shall furnish a quarterly report to Licensor setting forth its own and its sublicensees’ cumulative gross sales, permitted deductions and resulting Net Sales of the Licensed Products, License Fees and the Royalty payment due thereon for the applicable fiscal quarter. If no sales of Licensed Products were made in the quarter by Licensee or its sublicensees, the report shall so state.
     3.02 Advances.
     (a) Annual. Licensee shall pay Licensor annual advances (“Annual Advances”) against earned Royalties in the amount of $25,000.00 each, to be paid on January 1 of each year, retroactive to January 1, 2000, for a period of five years ending December 31, 2004 (totaling $125,000.00), or until the first sale of a Licensed Product, whichever occurs first. Annual Advances shall be deducted from Royalties earned at any time during the term of this Agreement (or payable thereafter as provided herein).
     (b) Milestone. Licensee shall also pay Licensor advances for each of the following milestones against future earned Royalties (“Milestone Advances”), within 30 days after the respective milestone is first reached during the term of this Agreement, in the following amounts (up to a maximum cumulative amount of $325,000.00): (1) $25,000.00 upon the first implant by Licensor of a Licensee VNS device in a patient in the pilot clinical study of VNS as a treatment for obesity

(which milestone the parties acknowledge has been reached as of the date hereof), (2) $50,000.00 upon completion of a 30-patient pilot clinical study of VNS as a treatment for obesity, (3) $100,000.00 upon completion of a pivotal or Phase III clinical study of VNS as a treatment for obesity that would support a Premarket Approval (PMA) application to FDA and submission of the results of that study as part of a PMA application submission to the FDA, and (d) $150,000.00 upon FDA approval of VNS for the treatment of obesity. A prerequisite for the payment of each Milestone Advance, in addition to actual achievement of the respective milestone, is that Licensor shall have performed the implant for milestone (1), and, except in the event of either his death or a disability that prevents him from doing so, Licensor shall have been an active advisor and clinical investigator in the achievement of each of milestones (2), (3) and (4). Milestone Advances shall be deducted from Royalties earned at any time during the term of this Agreement (or payable thereafter as provided herein).
     (c) Deductibility. To the extent that either or both the Annual Advances and Milestone Advances cannot be deducted from earned Royalties because of an insufficiency of Net Sales of Licensed Products, the non-deducted amounts of such advance payments shall not be refundable by Licensor.
     3.03 Audit.
     (a) Licensee shall maintain books and records according to generally accepted accounting principles bearing on its sales of the Licensed Products, and shall, on not less than 30 days’ advance notice of Licensor’s intent to audit, make same available for inspection and audit on its own premises during Licensee’s regular business hours. Any such audit(s) shall be performed by a CPA designated and paid by Licensor(Licensor’s auditor), not more often than annually during the term of this Agreement, with respect to applicable sales made in the preceding calendar year.
     (b) Licensee shall promptly pay any deficiency in Royalties payable to Licensor uncovered by audit, with interest at an annual rate of 1% over the prime rate, calculated from the date(s) the underpaid amount(s) should have been paid. If the deficiency exceeds 10% of the Royalties actually earned for the year under audit, Licensee shall reimburse Licensor’s cost of the audit. Licensor’s agreement with its auditor shall require the auditor not to disclose to third parties Confidential Information of Licensee obtained from the audit, and Licensee may require Licensor’s auditor to sign a non-disclosure agreement to that effect prior to allowing the audit.
     3.04 Change of Control. In the event that Licensee undergoes a change in control (measured as a change in legal or beneficial ownership, or a combination thereof, by a single entity of more than 50% of Licensee’s capital stock entitled to vote for the election of directors) from that which existed at the Effective Date, Licensor shall, upon the occurrence of the change of control, be within 60 days after the change of control is effected, due in cash the difference between $450,000.00 and the sum of any Annual Advances or Milestone Advances that have been made as of the occurrence of the change of control (such difference being the “Accelerated Change of Control Payment”). Upon payment of the Accelerated Change of Control Payment, Licensor will no longer be entitled to any additional Annual Advances or Milestone Advances and a total of $450,000 (including any Royalties that have already been deducted as of the occurrence of the change of control) will be deducted from Royalties earned at any time during the term of this Agreement (or payable thereafter as provided herein).
Article IV. Prosecution and Maintenance of Licensed Patents.
     4.01 Prosecution. Licensee shall have the right to prosecute or have prosecuted and bear the entire cost of prosecuting the ‘396 Application, and all other applications among the Licensed Patents, including any applications for patent or counterpart applications Licensee may elect to file or have designated and Licensee shall pay all government fees designated for maintaining the pendency of such applications and of patents maturing therefrom.
     4.02 Notice. Licensor shall give Licensee notice of each and every Invention within 30 days after conception thereof; and shall not make an Invention public without first having given Licensee both notice thereof and a reasonable opportunity to file a patent application on the Invention.
Article V. Infringement.
     5.01 Of Patents of Third Parties by Licensee or Its Sublicensees. Licensee and/or its sublicensees shall defend at their own expense all suits brought against them for infringement of third party patents by their respective manufacture, use, sale, or other disposition of Licensed Products. In no event shall Licensee enter into a settlement containing terms purporting to affect the validity or scope of a Licensed Patent without obtaining prior written consent of Licensor, which shall not be withheld unreasonably.
     5.02 Of the Licensed Patents by Third Parties. During the term of this Agreement, Licensee shall have the option but not the obligation, at its own expense, to investigate and prosecute infringements of the Licensed Patents. Licensee shall be entitled to the entirety of any recovery by way of settlement or award of money damages based on a claim of infringement of a Licensed Patent (collectively, “Claim”), provided, however, that any such recovery shall be treated as Net Sales and subject to Licensor Royalties. If Licensee declines to take action against an alleged infringer, it shall so notify Licensor who shall then have the right to prosecute the infringer at its own expense, and in that event, Licensor and Licensee shall share equally the amount of the recovery, if any, after deduction of Licensor’s costs, including attorney fees, incurred for such prosecution.
     5.03 Joinder and Cooperation of Licensee. Licensee may join Licensor as a party plaintiff in any suit or counterclaim instituted by Licensee for infringement or in defense of validity of a Licensed Patent, provided that Licensee shall indemnify and hold harmless Licensor from and against any damages, losses, awards, costs, and expenses (including attorney’s fees) accrued as a result of or arising from or in connection with such joinder. Whether joined or not, Licensor agrees upon Licensee’s request to provide reasonable assistance and cooperation to Licensee in advancing a Claim or in defending the validity of a Licensed Patent, subject only to Licensee’s reimbursement or direct payment of costs incurred by Licensor for or in connection with such assistance and cooperation.

     5.04 Non-refundable Royalties; Adjustment. Licensee shall not be entitled to a refund of Royalties paid to Licensor, but if one or more (but less than all) of the Licensed Patents is held by final decision of a court of last resort (as the result of an appeal or a failure to timely prosecute an appeal) to be invalid or unenforceable, Licensor and Licensee shall promptly negotiate an equitable downward adjustment of the royalty rate as to the remaining patents which shall apply to future Net Sales and Exhibit B shall be modified in writing accordingly.
Article VI. Representations and Warranties.
     6.01 By Licensor. Licensor represents and warrants to Licensee that, as of the Effective Date of this Agreement:
     (a) Licensor owns an undivided interest in the Licensed Patents and has complete power and authority to enter into this Agreement and to grant the rights and licenses granted herein to Licensee.
     (b) Licensor is not aware of any information which is material to the patentability or validity of the ‘396 application that he not already brought to the attention of Licensee.
     (c) Licensor has not entered into any agreement or understanding with any third party that conflicts with this Agreement or the rights and licenses granted herein to Licensee.
     6.02 By Licensee. Licensee represents and warrants to Licensor that, as of the Effective Date of this Agreement:
     (a) Licensee has complete power and authority to enter into this Agreement, and to accept and perform all of its other obligations on the terms and conditions set forth herein.
     (b) Licensee does not require any approval from any third party to enter into this Agreement.
     (c) Licensee’s entry into this Agreement will not conflict with any other agreement or understanding it has with a third party.
     (d) Licensee will defend, indemnify and hold harmless Licensor from and against any liability for manufacture, use, sale, or other activity relating to the Licensed Products or practice of the Licensed Methods, including without limitation all costs, fees (including attorney’s fees), awards, damages, fines, and penalties finally awarded against Licensee or Licensor for any Claim of personal injury, death, emotional distress, property damage, or any other casualty or risk whatsoever. Licensor shall promptly notify Licensee of any Claim or communication relating thereto made to Licensor, shall furnish reasonable assistance and information to Licensee for defense or settlement of such claim, and shall give Licensee authority to assume control of the defense or settlement of the Claim including the right to appoint counsel to implement such defense or settlement.
     6.03 Disclaimers. Nothing contained in this Agreement shall constitute a representation or warranty by Licensor that:

     (a) a patent will issue from any application encompassed within the Licensed Patents or Improvement Patents; or
     (b) the Licensed Patents are valid or enforceable; or
     (c) the manufacture, use, sale, or other activity relating to the Licensed Products or practice of the Licensed Methods will be free from infringement of third party patent(s).
Article VII. Term and Termination.
     7.01 Term. This Agreement shall commence on the Effective Date, and shall remain in force until the last Licensed Patent expires or is held invalid or unenforceable, unless terminated earlier as provided herein.
     7.02 Termination.
     (a) Licensor or Licensee may terminate this Agreement and the licenses and rights granted to Licensee herein by notice given to the other at any time after 90 days from date of notice to the other of a breach which has not been cured prior to the termination notice; provided, however, if the breach is other than a failure to pay money and cannot reasonably be cured within 90 days but the party charged with having committed the breach has taken reasonable steps to effect a cure within that period and is acting with diligence to complete the cure, then the notice period for breach shall be extended until the cure is effected, not to exceed an additional 60 days. The licenses and rights granted herein shall terminate upon termination of this Agreement.
     (b) Upon termination of this Agreement, Licensee and its sublicensees shall have the right to sell or otherwise dispose of its and their then remaining inventory of the Licensed Products, subject to compliance with all applicable provisions of Article III above, including the continued payment of Royalties.
     7.03 Surviving Provisions. The provisions of Articles III, V (to the extent of any then-remaining obligations of the Parties), VI, section 7.02(b), and sections 8.01, 8.03, 8.05, and 8.06, shall survive expiration or termination of this Agreement.
Article VIII. General.
     8.01 Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or the earlier of (i) 6 business days after the mailing thereof (postage prepaid, first class mail) and (ii) the actual receipt thereof if delivered by facsimile transmission or if mailed by first class registered mail, return receipt requested, addressed:

If to Licensor:	Mitchell S. Roslin, M.D.
149 Beach 144 Street
Far Rockaway, NY 11694

With copy to:	Matthew I. Roslin, Esq.
Executive Vice President
MED3000 Group, Inc.
Foster Plaza 10
680 Andersen Drive
Pittsburgh, PA 15220
(Facsimile No: 412-937-9221)

If to Licensee:	Cyberonics, Inc.
16511 Space Center Boulevard, Suite 600
Houston, TX 77058 Attention: Robert P. Cummins
(Facsimile No: 281-218-9332)

With copy to:	Blank Rome Comisky & McCauley LLP
900 17th Street, N.W., Suite 1000
Washington, D.C. 20006
Attention: Donald R. Greene, Esq.
(Facsimile No: 202-463-6915)
or to such changed address as shall have been designated by notice.
     8.02 Assignment. Licensor shall not assign any rights or delegate any duties under this Agreement. Except for an assignment to a successor in interest to Licensee’s business to which this Agreement relates, Licensee shall not assign this Agreement without the prior written consent of Licensor, which shall not be unreasonably withheld or delayed. Except as otherwise provided herein, this Agreement shall be binding on and inure to the benefit of each Party and their respective heirs, personal representatives, executors, successors and assigns.
     8.03 Confidentiality. Licensor shall protect and preserve the confidentiality of all Licensee’s Confidential Information which Licensor may learn in the course of performance under this Agreement, and Licensor agrees not to disclose any such Confidential Information to any third party or use it for his own benefit or the benefit of any third party without the prior written consent of an authorized officer of Licensee.
     8.04 Cooperation. Each Party shall cooperate, and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement.
     8.05 Construction and Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, U.S.A. applicable to contracts made and to be performed therein.

Article and section headings contained in this Agreement are for purposes of convenience of reference only, and are not intended to define or limit the contents of the respective Articles or sections or to be otherwise used for construction of the Agreement.
     8.06 Entire Agreement. This Agreement embodies the entire understanding of the Parties respecting the subject matter hereof, and supersedes all prior and contemporaneous agreements between them respecting that subject matter. This Agreement may not be modified except by a written agreement specifically referring to this Agreement and signed by both Parties. No waiver of any breach or default hereunder shall be considered valid unless given in writing and signed by the Party giving such waiver, and no waiver shall be deemed a waiver of any other contemporaneous or subsequent breach or default.
     IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective duly authorized representatives, in one or more counterparts, all of which taken together shall be deemed one original, as of the Effective Date hereof.

LICENSEE:

CYBERONICS, INC.

By	/s/ Pamela B. Westbrook Pamela B. Westbrook. Vice President,
Finance and Administration & CFO

LICENSOR:

/s/ Mitchell S. Roslin

Mitchell S. Roslin, M.D.

EXHIBIT A
LICENSED PATENTS
•  U.S. Patent Application Serial No. 09/346,396, filed July 1, 1999 in the U.S. Patent and Trademark Office (PTO).
•  Patent Cooperation Treaty (PCT) Application Serial No. US/00/____ , filed June 30, 2000 in United States Receiving Office, based on U.S. Serial No. 09/346,396.

EXHIBIT B
ROYALTY RATE
The royalty rate payable under Article III of this Agreement shall be:
1.0 % on the first US$10 million of Net Sales of the Licensed Products; and 0.5% of Net Sales of the Licensed Products thereafter.